EXHIBIT 99.1

Chemung Financial Corporation Reports Third Quarter 2024 Net Income of $5.7 million, or $1.19 per share

ELMIRA, N.Y., Oct. 22, 2024 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $5.7 million, or $1.19 per share, for the third quarter of 2024, compared to $5.0 million, or $1.05 per share, for the second quarter of 2024, and $7.6 million, or $1.61 per share, for the third quarter of 2023.

“Our balance sheet is well positioned as we enter into this rate cutting cycle. We are seeing the benefit of higher yielding loans driving interest income, while funding costs continue to moderate,” said Anders M. Tomson, President and CEO of Chemung Financial Corporation. “Strong non-interest income production and a stable credit environment were a welcome addition to an already strong quarter,” Tomson added.

"As we begin operations in our new Williamsville, New York location, we are eager to continue fostering an environment committed to our mission of community-oriented banking, both in Western New York and throughout the Bank's footprint," concluded Tomson.

Third Quarter Highlights:

  The Corporation opened a full-service branch and regional banking center at 5529 Main Street in Williamsville, New York under the Canal Bank, a division of Chemung Canal Trust Company, name on October 11, 2024.
  Tangible equity to tangible assets improved by 66 basis points to 7.22% as of September 30, 2024, compared to prior quarter-end, and 77 basis points compared to December 31, 2023.1
  Cost of interest-bearing liabilities increased by three basis points during the third quarter of 2024, compared to a nine basis points increase during the second quarter of 2024.
  Dividends declared during the third quarter 2024 were $0.31 per share.

1 See the GAAP to Non-GAAP reconciliations.

3rd Quarter 2024 vs 2nd Quarter 2024

Net Interest Income:

Net interest income for the third quarter of 2024 totaled $18.4 million compared to $17.8 million for the prior quarter, an increase of $0.6 million, or 3.4%, driven primarily by increases of $1.1 million in interest income on loans, including fees and $0.1 million in interest income on interest-earning deposits, offset primarily by increases of $0.3 million in interest expense on deposits and $0.1 million in interest expense on borrowed funds, and a decrease of $0.2 million in interest income on taxable securities.

Interest income on loans, including fees, increased primarily due to an increase of 11 basis points in the average yield on commercial loans, compared to the prior quarter. The increase in the average yield on commercial loans was primarily attributable to higher yielding commercial real estate originations during 2024, and the recognition of $0.2 million in interest income on the payoff of a nonaccrual commercial real estate loan. Average balances of commercial loans increased $14.3 million, compared to the prior quarter. Average yields on residential mortgages and consumer loans increased 21 and 15 basis points, respectively, compared to the prior quarter, while average balances of residential mortgages and consumer loans decreased by $0.1 million and $3.8 million, respectively. The increase in interest income on interest-earning deposits was due to an increase of $5.7 million in the average balances of interest- earning deposits, compared to the prior quarter.

Interest expense on deposits increased primarily due to growth in the average balances of customer time deposits of $25.5 million and an increase of five basis points in the average interest rate paid on customer time deposits, compared to the prior quarter. Customer time deposits comprised 23.0% of average total deposits for the three months ended September 30, 2024, compared to 21.9% for the three months ended June 30, 2024. Average balances of brokered deposits decreased $35.3 million, compared to the prior quarter, while the average interest rate paid on brokered deposits was flat quarter over quarter. Average balances of savings and money market deposits increased $10.1 million and average interest rates paid on savings and money market deposits increased nine basis points, compared to the prior quarter. Average balances of total interest-bearing deposits increased $6.1 million and the average interest rate paid on total interest-bearing deposits increased two basis points, compared to the prior quarter. The increase in the average balances and average cost of customer time deposits was primarily due to the continuation of CD campaigns in the current quarter. The increase in the average balances and average cost of savings and money market deposits was primarily due to a shift in the composition of deposits towards higher rate money market accounts and additional seasonal municipal deposits.

The increase in interest expense on borrowed funds was due primarily to an increase in the average cost of total borrowings of four basis points, and an increase in the average balances of borrowed funds of $3.2 million in the current quarter, compared to the prior quarter. The average cost of total borrowings for the current quarter was 5.08%, compared to 5.04% in the prior quarter. Included in average balances of borrowed funds was $30.0 million in FHLB term advances that matured in September 2024. The decrease in interest income on taxable securities was primarily due to lower average balances of SBA pooled loan securities and additional amortization expense on SBA pooled loan securities, both due to paydown activity.

Fully taxable equivalent net interest margin was 2.72% in the current quarter, compared to 2.66% in the prior quarter. Expansion of net interest margin in the current quarter was primarily attributable to an increase of nine basis points in the average yield of total interest-earning assets to 4.78%, offset by an increase of three basis points in the average cost of interest-bearing liabilities to 2.97%, compared to the prior quarter.

Provision for Credit Losses:

Provision for credit losses decreased $0.3 million in the current quarter, compared to the prior quarter. Provisioning in the current quarter was primarily attributable to unfavorable changes in economic forecasts and lower modeled prepayment speeds used in the Bank's CECL model, as well as lower growth-related provisioning in the current quarter, compared to the prior quarter. Provisioning in the prior quarter included a $0.2 million specific allocation on a commercial and industrial loan.

Non-Interest Income:

Non-interest income for the third quarter of 2024 was $5.9 million, compared to $5.6 million for the prior quarter, an increase of $0.3 million, or 5.4%. The increase was driven primarily by increases of $0.1 million in each of wealth management group fee income, service charges on deposit accounts, change in fair value of equity investments, and gains on sales of loans held for sale.

The increase in wealth management group fee income was primarily attributable to increases in fee rates effective July 1, 2024. The increase in service charges on deposit accounts was primarily attributable to an increase in overdraft transaction volume, compared to the prior quarter. The increase in the change in fair value of equity investments was primarily attributable to an increase in the market value of assets held for the Corporation's deferred compensation plan, and the increase in gains on sales of loans held for sale was primarily attributable to an increase in the volume of loans sold to the secondary market during the current period, due to an increase in total residential loan originations in the current period.

Non-Interest Expense:

Non-interest expense for the third quarter of 2024 was $16.5 million, compared to $16.2 million for the prior quarter, an increase of $0.3 million, or 1.9%. The increase was driven primarily by increases of $0.3 million each in salaries and wages and data processing expenses, and $0.2 million in other non-interest expense, partially offset by a decrease of $0.5 million in pension and other employee benefits.

The increase in salaries and wages compared to the prior quarter was primarily attributable to additional staffing for the Corporation's newly established Western New York regional banking center, and expense related to an increase in the market value of assets held for the Corporation's deferred compensation plan. The increase in data processing expense was primarily attributable to the timing of various vendor credits and rebates, and an increase in card procurement expense. The increase in other non-interest expense was primarily attributable to an increase supplies and postage expense, and an increase in charitable contributions. The decrease in pension and other employee benefits was primarily attributable to lower healthcare related expenses in the current quarter, compared to the prior quarter.

Income Tax Expense:

Income tax expense for the third quarter of 2024 was $1.5 million, compared to $1.3 million for the prior quarter, an increase of $0.2 million. The effective tax rate for the current quarter increased to 20.9% from 20.3% in the prior quarter. The increase in income tax expense was primarily attributable to an increase in pretax income.

3rd Quarter 2024 vs 3rd Quarter 2023

Net Interest Income:

Net interest income for the third quarter of 2024 totaled $18.4 million compared to $18.0 million for the same period in the prior year, an increase of $0.4 million, or 2.2%, driven primarily by increases of $3.6 million in interest income on loans, including fees and $0.3 million in interest income on interest-earning deposits, partially offset by increases of $2.3 million in interest expense on deposits and $0.7 million in interest expense on borrowed funds, and a decrease of $0.5 million in interest income on taxable securities.

Interest income on loans, including fees, increased primarily due to a $134.3 million increase in the average balances of commercial loans and an increase of 36 basis points in the average yield on commercial loans, compared to the same period in the prior year. The increase in average balances of commercial loans consisted of year over year growth in both commercial and industrial and commercial real estate balances, while the increase in the average yield was primarily due to higher origination yields in 2024. Average balances of residential mortgage loans decreased $9.2 million compared to the same period in the prior year due to an increase in sales of new originations to the secondary market, while the average yield on residential mortgage loans increased 36 basis points compared to the same period in the prior year. Average consumer loan balances decreased $13.9 million compared to the same period in the prior year, primarily due to lower indirect auto loan origination activity during the third quarter of 2024 compared to the prior year period, while the average yield on consumer loans increased 60 basis points, primarily due to runoff of older vintage indirect auto loans, replaced by higher yielding new originations. Interest income on interest-earning deposits increased primarily due to a $21.2 million increase in the average balances of interest-earning deposits, compared to the same period in the prior year.

Interest expense on deposits increased primarily due to a 44 basis points increase in the average interest rate paid on total interest-bearing deposits, which included brokered deposits, and an increase of $175.6 million in the average balance of customer interest-bearing deposits. Both the increase in the average interest rate paid and the average balances of customer interest-bearing deposits were primarily attributable to CD campaigns throughout 2024, as well as a general shift in the deposit mix towards higher cost accounts. The average balances of brokered deposits decreased $123.7 million, while the average interest rate paid on brokered deposits increased nine basis points, compared to the same period in the prior year. Average balances of brokered deposits decreased primarily due to the utilization of the Bank Term Funding Program (BTFP) and FHLBNY term advances in the current quarter, which were not utilized in the same period in the prior year, as well as lower growth in loan balances during the current quarter, compared to the same period in the prior year.

The increase in interest expense on borrowed funds was primarily attributable to a $54.8 million increase in the average balances of borrowed funds, partially offset by a decrease of 17 basis points in the average interest rate paid on borrowed funds. Changes in the composition of borrowed funds reflected the Corporation's shift to the lower cost BTFP, as well as FHLBNY term advances, partially replacing FHLBNY overnight advances in the current quarter, compared to the same period in the prior year. The average balances of FHLBNY overnight advances decreased $17.3 million, while the average interest rate paid on FHLBNY overnight advances decreased 47 basis points, compared to the same period in the prior year. The decrease in interest income on taxable securities was primarily attributable to net paydowns and maturities of available for sale securities between the third quarter of 2023 and the third quarter of 2024 of $54.8 million, and an increase in amortization expense on SBA pooled loan securities, due to paydown activity.

Fully taxable equivalent net interest margin was 2.72% for the third quarter of 2024, compared to 2.73% for the same period in the prior year. The average cost of interest-bearing liabilities increased 50 basis points to 2.97%, and the average balances of interest-bearing liabilities increased $106.7 million, compared to the same period in the prior year. The average yield on interest-earning assets increased 38 basis points to 4.78%, and the average balances of interest- earning assets increased $73.0 million, compared to the same period in the prior year.

Provision for Credit Losses:

Provision for credit losses increased $0.1 million for the third quarter of 2024, compared to the same period in the prior year. The increase was primarily attributable to unfavorable changes in FOMC forecasts in the third quarter of 2024, compared to favorable changes to forecasts in the third quarter of 2023, as well as a decline in modeled prepayment speeds. This increase was partially offset by a decrease of $0.3 million in net charge offs in the third quarter of 2024, compared to the third quarter of 2023.

Non-Interest Income:

Non-interest income for the third quarter of 2024 was $5.9 million compared to $7.8 million for the same period in the prior year, a decrease of $1.9 million, or 24.4%. The decrease was primarily driven by a decrease of $2.5 million in other non-interest income, partially offset by increases of $0.5 million in wealth management group fee income and $0.2 million in the change in fair value of equity investments. The decrease in other non-interest income was primarily attributable to the recognition of the employee retention tax credit (ERTC) in the third quarter of 2023. The increase in wealth management group fee income was primarily attributable to an increase in the market value of total assets under management or administration and fee rate increases effective in the third quarter of 2024, while the increase in the change in fair value of equity investments was primarily attributable to an increase in the value of assets held for the Corporation's deferred compensation plan.

Non-Interest Expense:

Non-interest expense for the third quarter of 2024 was $16.5 million compared to $15.7 million for the same period in the prior year, an increase of $0.8 million, or 5.1%. The increase was primarily driven by increases of $0.6 million in salaries and wages and $0.3 million in other non-interest expense, partially offset by a decrease of $0.4 million in pension and other employee benefits.

The increase in salaries and wages was primarily attributable to an increase in salaries, including additional staffing for the Corporation's newly opened Western New York regional banking center, as well as an increase in the market value of the assets held for the Corporation's deferred compensation plan. The increase in other non-interest expense was primarily attributable to increases in supplies and postage expense, and losses recognized on the sale of repossessed vehicles in the current quarter, compared to the same period in the prior year. The decrease in pension and other employee benefits was primarily attributable to a decrease in healthcare related expenses in the current quarter, compared to the same period in the prior year.

Income Tax Expense:

Income tax expense for the third quarter of 2024 was $1.5 million compared to $2.1 million for the third quarter of 2023, a decrease of $0.5 million. The effective tax rate for the current quarter was 20.9%, compared to 21.2% for the same period in the prior year. The decrease in income tax expense was primarily attributable to additional income tax expense recognized in the third quarter of 2023 due to filing amended tax returns in relation to the ERTC.

Asset Quality

Non-performing loans totaled $10.5 million as of September 30, 2024, or 0.52% of total loans, compared to $10.4 million, or 0.53% of total loans as of December 31, 2023. The slight increase in non-performing loans was primarily attributable to $3.9 million in commercial loan balances added to nonaccrual during the year, offset by $3.8 million in paydowns and payoffs of existing nonaccrual commercial loan balances during the year. Non-performing assets, which are comprised of non-performing loans, other real estate owned, and repossessed vehicles, were $11.1 million, or 0.40% of total assets as of September 30, 2024, compared to $10.7 million, or 0.40% of total assets as of December 31, 2023. Other real estate owned was $0.5 million and repossessed vehicles was $0.1 million as of September 30, 2024.

Total loan delinquencies as of September 30, 2024 increased compared to December 31, 2023, primarily attributable to increases in residential mortgage and consumer loan delinquency rates during the period. The majority of past due residential mortgage balances were past due between 30-59 days. Commercial loan delinquency rates declined as of September 30, 2024, compared to December 31, 2023. Annualized net charge-offs to total average loans for the third quarter of 2024 were 0.02%, compared to 0.06% for the second quarter of 2024, and 0.04% for the nine months ended September 30, 2024, compared to 0.05% for the nine months ended September 30, 2023. Annualized consumer net charge-offs for the nine months ended September 30, 2024 were 0.31% of average consumer loan balances and 0.18% of average consumer loan balances for the third quarter of 2024, primarily concentrated in indirect auto loans, while commercial loans and residential mortgage loans each had net recovery rates for the nine months ended September 30, 2024 and the third quarter of 2024.

The allowance for credit losses was $21.4 million as of September 30, 2024 and $22.5 million as of December 31, 2023. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $0.8 million as of September 30, 2024 and $0.9 million as of December 31, 2023. The decrease in the allowance for credit losses was primarily attributable to the annual review and update to the loss drivers which the Bank's CECL model is based upon. Recalibration of loss drivers resulted in a decline in the baseline loss rates which the model utilizes, and were applied beginning in the first quarter of 2024. Partially offsetting these declines were comparatively weaker FOMC projections for economic variables used in the model as of September 30, 2024 compared to as of December 31, 2023, in addition to declines in prepayment speeds between December 31, 2023 and September 30, 2024, and loan growth during 2024.

The allowance for credit losses was 203.33% of non-performing loans as of September 30, 2024 and 216.28% as of December 31, 2023. The allowance for credit losses to total loans was 1.06% as of September 30, 2024 and 1.14% as of December 31, 2023. Provision for credit losses as a percentage of period-end loan balances was 0.03% for the third quarter of 2024.

Balance Sheet Activity

Total assets were $2.774 billion as of September 30, 2024 compared to $2.711 billion as of December 31, 2023, an increase of $63.7 million, or 2.3%. The increase was primarily attributable to increases of $56.3 million in loans, net of deferred origination fees and costs, and $43.6 million in cash and cash equivalents, partially offset by decreases of $30.9 million in total investment securities and $6.9 million in accrued interest receivable and other assets.

The increase in loans, net of deferred origination fees and costs, was concentrated in the commercial loan portfolio, which increased by $76.9 million, or 5.5%, compared to prior year-end. Growth in commercial loans during the current period consisted of growth in both commercial and industrial and commercial real estate balances. Consumer loans decreased by $16.7 million, or 5.4%, primarily driven by lower indirect auto loan origination activity during the current period, and a relatively fast turnover rate in the portfolio. Residential mortgages decreased by $3.9 million, or 1.4%, as the Corporation continued to elect to sell a portion of originations into the secondary market.

The increase in cash and cash equivalents was primarily due to $50.0 million in advances from the Federal Reserve's BTFP, $41.8 million in paydowns and maturities of available for sale securities, and an increase of $21.7 million in total deposits, primarily offset by an increase of $56.3 million in loans, net of deferred origination fees and costs, and a decrease of $31.9 million in FHLB overnight advances, compared to prior year-end.

Total investment securities decreased primarily due to a decrease of $29.4 million in securities available for sale, compared to prior year-end. Net paydowns and maturities on securities available for sale for the current period totaled $41.8 million, primarily attributable to paydowns on mortgage-backed securities and SBA pooled-loan securities. The market value of securities available for sale increased by $14.7 million, due to favorable changes in interest rates during the current period. The decrease in accrued interest receivable and other assets was primarily due to decreases in interest rate swap assets of $4.2 million, due to a decrease in the market value of swaps, and $3.9 million in deferred tax assets, due to improvements in the market value of the available for sale securities portfolio.

Total liabilities were $2.554 billion as of September 30, 2024 compared to $2.515 billion as of December 31, 2023, an increase of $38.3 million, or 1.5%. The increase in total liabilities was primarily attributable to increases of $18.8 million in advances and other debt and of $21.7 million in deposits, partially offset by a decrease of $2.2 million in accrued interest payable and other liabilities.

Total deposits increased by $21.7 million or 0.9%, compared to prior year-end, primarily driven by increases of $102.8 million in customer time deposits, or 21.9%, and $58.2 million in interest bearing demand deposits, or 20.0%. Partially offsetting these increases were decreases of $103.3 million in brokered deposits, or 72.3%, and $37.0 million in non- interest bearing demand deposits, or 5.7%. Additionally, money market deposits increased by $7.2 million, or 1.1% and savings deposits decreased by $6.2 million, or 2.5%. Non-interest bearing deposits comprised 25.1% and 26.9% of total deposits as of September 30, 2024 and December 31, 2023, respectively.

The increase in advances and other debt was primarily attributable to a $50.0 million advance from the Federal Reserve's BTFP, and an increase of $0.7 million in finance lease obligations, offset by a decrease of $31.9 million in FHLBNY overnight advances. The decrease in accrued interest payable and other liabilities was primarily due to a decrease in interest rate swap liabilities of $4.8 million, primarily due to a decrease in the market value of swaps, partially offset by increases in interest payable on borrowed funds of $1.7 million and interest payable on deposits of $1.2 million.

Total shareholders’ equity was $220.7 million as of September 30, 2024, compared to $195.2 million as of December 31, 2023, an increase of $25.4 million, or 13.0%, primarily driven by an increase of $13.3 million in retained earnings and a decrease of $10.9 million in accumulated other comprehensive loss. The increase in retained earnings was primarily due to net income of $17.8 million, offset by dividends declared of $4.4 million during the nine months ended September 30, 2024. The decrease in accumulated other comprehensive loss was primarily attributable to the favorable impact of interest rates on available for sale securities during the current period.

The total equity to total assets ratio was 7.95% as of September 30, 2024, compared to 7.20% as of December 31, 2023, and the tangible equity to tangible assets ratio was 7.22% as of September 30, 2024, compared to 6.45% as of December 31, 2023.1 Book value per share increased to $46.22 as of September 30, 2024 from $41.07 as of December 31, 2023. As of September 30, 2024, the Bank’s capital ratios were in excess of those required to be considered well- capitalized under the regulatory framework for prompt corrective action.

1 See the GAAP to Non-GAAP reconciliations

Liquidity

The Corporation uses a variety of resources to manage its liquidity, and management believes it has the necessary liquidity to allow for flexibility in meeting its various operational and strategic needs. These include short-term investments, cash flow from lending and investing activities, core-deposit growth and non-core funding sources, such as time deposits of $250,000 or greater, brokered deposits, FHLBNY advances, and Federal Reserve Bank Term Funding Program (BTFP) advances. No new borrowings could be made under the BTFP after March 11, 2024. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth. As of September 30, 2024, the Corporation's cash and cash equivalents balance was $80.4 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of US Government treasury securities, SBA loan pools, mortgage-backed securities, and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of September 30, 2024, the Corporation's investment in securities available for sale was $554.6 million, $256.1 million of which was not pledged as collateral. Additionally, the Bank's total advance line capacity at the Federal Home Loan Bank of New York was $224.2 million as of September 30, 2024, all of which was available as of September 30, 2024. In January 2024, the Corporation utilized the BTFP with an advance of $50.0 million, which the Corporation paid off in October 2024, without prepayment penalty.

As of September 30, 2024, uninsured deposits totaled $708.9 million, or 28.9% of total deposits, including $216.2 million of municipal deposits that were collateralized by pledged assets, when appropriate. As of December 31, 2023, uninsured deposits totaled $655.7 million, or 27.0% of total deposits, including $153.2 million of municipal deposits that were collateralized by pledged assets. Due to their fluidity, the Corporation closely monitors uninsured deposit levels when considering liquidity management strategies.

The Corporation considers brokered deposits to be an element of its deposit strategy, and anticipates it may continue utilizing brokered deposits as a secondary source of funding in support of growth. As of September 30, 2024, the Corporation had entered into brokered deposit arrangements with multiple brokers. As of September 30, 2024, brokered deposits carried terms between 2 and 48 months, totaling $39.5 million. Excluding brokered deposits, total deposits increased $125.0 million compared to December 31, 2023, due primarily to ongoing CD campaigns and seasonal inflows associated with municipal deposits.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.316 billion as of September 30, 2024, including $367.8 million of assets under management or administration for the Corporation, compared to $2.242 billion as of December 31, 2023, including $381.3 million of assets under management or administration for the Corporation, an increase of $73.2 million, or 3.3%, due primarily to market improvements during 2024.

As previously announced on January 8, 2021, the Corporation's Board of Directors approved a stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of September 30, 2024, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the third quarter of 2024. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares as of September 30, 2024.

The Bank opened a full-service branch and regional banking center at 5529 Main Street in Williamsville, New York on October 11, 2024 under the Canal Bank, a division of Chemung Canal Trust Company, name. The Bank has received regulatory approval to convert its previous branch location in Clarence, New York into an administrative office in support of the Bank's Western New York operations.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.8 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services, and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, cyber security risks, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2023 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(in thousands)	2024	2024	2024	2023	2023
ASSETS
Cash and due from financial institutions	$36,247	$23,184	$22,984	$22,247	$52,563
Interest-earning deposits in other financial institutions	44,193	47,033	71,878	14,600	23,017
Total cash and cash equivalents	80,440	70,217	94,862	36,847	75,580

Equity investments	3,244	3,090	3,093	3,046	2,811

Securities available for sale	554,575	550,927	566,028	583,993	569,004
Securities held to maturity	657	657	785	785	1,804
FHLB and FRB stock, at cost	4,189	5,506	4,071	5,498	4,053
Total investment securities	559,421	557,090	570,884	590,276	574,861

Commercial	1,464,205	1,445,258	1,425,437	1,387,321	1,341,017
Mortgage	274,099	271,620	277,246	277,992	281,361
Consumer	290,650	294,594	300,927	307,351	308,310
Loans, net of deferred loan fees	2,028,954	2,011,472	2,003,610	1,972,664	1,930,688
Allowance for credit losses	(21,441)	(21,031)	(20,471)	(22,517)	(20,252)
Loans, net	2,007,513	1,990,441	1,983,139	1,950,147	1,910,436

Loans held for sale	—	381	96	—	—
Premises and equipment, net	14,915	14,731	14,183	14,571	15,036
Operating lease right-of-use assets	5,637	5,827	6,018	5,648	5,850
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	81,221	92,212	90,791	88,170	101,436
Total assets	$2,774,215	$2,755,813	$2,784,890	$2,710,529	$2,707,834

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$616,126	$619,192	$656,330	$653,166	$683,348
Interest-bearing demand deposits	349,383	328,370	315,154	291,138	310,885
Money market accounts	630,870	613,131	631,350	623,714	626,256
Savings deposits	242,911	248,528	248,578	249,144	261,822
Time deposits	611,831	606,700	629,360	612,265	591,188
Total deposits	2,451,121	2,415,921	2,480,772	2,429,427	2,473,499

Advances and other debt	53,757	83,835	52,979	34,970	3,120
Operating lease liabilities	5,820	6,009	6,197	5,827	6,028
Accrued interest payable and other liabilities	42,863	48,826	47,814	45,064	55,123
Total liabilities	2,553,561	2,554,591	2,587,762	2,515,288	2,537,770

Shareholders' equity
Common stock	53	53	53	53	53
Additional paid-in capital	48,457	48,102	47,794	47,773	47,974
Retained earnings	243,266	239,021	235,506	229,930	227,596
Treasury stock, at cost	(15,987)	(16,043)	(16,147)	(16,502)	(16,880)
Accumulated other comprehensive loss	(55,135)	(69,911)	(70,078)	(66,013)	(88,679)
Total shareholders' equity	220,654	201,222	197,128	195,241	170,064
Total liabilities and shareholders' equity	$2,774,215	$2,755,813	$2,784,890	$2,710,529	$2,707,834

Period-end shares outstanding	4,774	4,772	4,768	4,754	4,738

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended September 30,		Percent	Nine Months Ended September 30,		Percent
(in thousands, except per share data)	2024	2023	Change	2024	2023	Change
Interest and dividend income:
Loans, including fees	$28,611	$25,033	14.3	$83,323	$71,113	17.2
Taxable securities	3,060	3,537	(13.5)	9,868	10,750	(8.2)
Tax exempt securities	250	258	(3.1)	762	778	(2.1)
Interest-earning deposits	441	187	135.8	1,014	400	153.5
Total interest and dividend income	32,362	29,015	11.5	94,967	83,041	14.4

Interest expense:
Deposits	13,005	10,721	21.3	37,861	24,577	54.1
Borrowed funds	969	277	249.8	2,868	1,905	50.6
Total interest expense	13,974	10,998	27.1	40,729	26,482	53.8

Net interest income	18,388	18,017	2.1	54,238	56,559	(4.1)
Provision (credit) for credit losses	564	449	25.6	(597)	962	(162.1)
Net interest income after provision for credit losses	17,824	17,568	1.5	54,835	55,597	(1.4)

Non-interest income:
Wealth management group fee income	2,991	2,533	18.1	8,554	7,716	10.9
Service charges on deposit accounts	1,016	1,018	(0.2)	2,929	2,918	0.4
Interchange revenue from debit card transactions	1,123	1,141	(1.6)	3,327	3,468	(4.1)
Change in fair value of equity investments	118	(68)	273.5	233	(99)	335.4
Net gains on sales of loans held for sale	91	67	35.8	162	90	80.0
Net gains (losses) on sales of other real estate owned	(19)	—	N/M	(22)	14	N/M
Income from bank owned life insurance	10	11	(9.1)	29	32	(9.4)
Other	589	3,106	(81.0)	1,962	4,539	(56.8)
Total non-interest income	5,919	7,808	(24.2)	17,174	18,678	(8.1)

Non-interest expense:
Salaries and wages	7,168	6,542	9.6	21,007	20,029	4.9
Pension and other employee benefits	1,627	1,979	(17.8)	5,787	5,467	5.9
Other components of net periodic pension and postretirement benefits	(227)	(174)	(30.5)	(691)	(522)	(32.4)
Net occupancy	1,422	1,337	6.4	4,360	4,242	2.8
Furniture and equipment	402	353	13.9	1,197	1,232	(2.8)
Data processing	2,567	2,480	3.5	7,437	7,334	1.4
Professional services	522	554	(5.8)	1,639	1,596	2.7
Marketing and advertising	210	218	(3.7)	943	720	31.0
Other real estate owned expense	55	10	N/M	116	49	136.7
FDIC insurance	524	525	(0.2)	1,617	1,608	0.6
Loan expense	353	249	41.8	808	789	2.4
Other	1,887	1,595	18.3	5,207	4,873	6.9
Total non-interest expense	16,510	15,668	5.4	49,427	47,417	4.2

Income before income tax expense	7,233	9,708	(25.5)	22,582	26,858	(15.9)
Income tax expense	1,513	2,060	(26.6)	4,825	5,660	(14.8)
Net income	$5,720	$7,648	(25.2)	$17,757	$21,198	(16.2)

Basic and diluted earnings per share	$1.19	$1.61		$3.72	$4.48
Cash dividends declared per share	$0.31	$0.31		$0.93	$0.93
Average basic and diluted shares outstanding	4,773	4,736		4,769	4,729

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Nine Months Ended
Consolidated Financial Highlights (Unaudited)	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share data)	2024	2024	2024	2023	2023	2024	2023
RESULTS OF OPERATIONS
Interest income	$32,362	$31,386	$31,219	$30,033	$29,015	$94,967	$83,041
Interest expense	13,974	13,625	13,130	12,135	10,998	40,729	26,482
Net interest income	18,388	17,761	18,089	17,898	18,017	54,238	56,559
Provision (credit) for credit losses	564	879	(2,040)	2,300	449	(597)	962
Net interest income after provision for credit losses	17,824	16,882	20,129	15,598	17,568	54,835	55,597
Non-interest income	5,919	5,598	5,657	5,871	7,808	17,174	18,678
Non-interest expense	16,510	16,219	16,698	16,826	15,668	49,427	47,417
Income before income tax expense	7,233	6,261	9,088	4,643	9,708	22,582	26,858
Income tax expense	1,513	1,274	2,038	841	2,060	4,825	5,660
Net income	$5,720	$4,987	$7,050	$3,802	$7,648	$17,757	$21,198

Basic and diluted earnings per share	$1.19	$1.05	$1.48	$0.80	$1.61	$3.72	$4.48
Average basic and diluted shares outstanding	4,773	4,770	4,764	4,743	4,736	4,769	4,729

PERFORMANCE RATIOS
Return on average assets	0.83%	0.73%	1.04%	0.56%	1.14%	0.87%	1.07%
Return on average equity	10.81%	10.27%	14.48%	8.63%	16.89%	11.82%	15.93%
Return on average tangible equity (a)	12.07%	11.56%	16.29%	9.86%	19.22%	13.27%	18.15%
Efficiency ratio (unadjusted) (e)	67.92%	69.43%	70.32%	70.79%	60.67%	69.21%	63.02%
Efficiency ratio (adjusted) (a)	67.69%	69.19%	70.07%	70.42%	66.55%	68.97%	64.83%
Non-interest expense to average assets	2.39%	2.38%	2.47%	2.48%	2.33%	2.41%	2.39%
Loans to deposits	82.78%	83.26%	80.77%	81.20%	78.05%	82.78%	78.05%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.65%	5.52%	5.51%	5.31%	5.21%	5.56%	5.07%
Yield on investments	2.21%	2.27%	2.35%	2.24%	2.22%	2.28%	2.21%
Yield on interest-earning assets	4.78%	4.69%	4.70%	4.50%	4.40%	4.72%	4.27%
Cost of interest-bearing deposits	2.88%	2.86%	2.75%	2.59%	2.44%	2.83%	1.94%
Cost of borrowings	5.08%	5.04%	5.15%	5.52%	5.25%	5.09%	5.04%
Cost of interest-bearing liabilities	2.97%	2.94%	2.85%	2.68%	2.47%	2.92%	2.03%
Interest rate spread	1.81%	1.75%	1.85%	1.82%	1.93%	1.80%	2.24%
Net interest margin, fully taxable equivalent	2.72%	2.66%	2.73%	2.69%	2.73%	2.70%	2.91%

CAPITAL
Total equity to total assets at end of period	7.95%	7.30%	7.08%	7.20%	6.28%	7.95%	6.28%
Tangible equity to tangible assets at end of period (a)	7.22%	6.56%	6.34%	6.45%	5.52%	7.22%	5.52%
Book value per share	$46.22	$42.17	$41.34	$41.07	$35.90	$46.22	$35.90
Tangible book value per share (a)	41.65	37.59	36.77	36.48	31.29	41.65	31.29
Period-end market value per share	48.02	48.00	42.48	49.80	39.61	48.02	39.61
Dividends declared per share	0.31	0.31	0.31	0.31	0.31	0.93	0.93

AVERAGE BALANCES
Loans and loans held for sale (b)	$2,020,280	$2,009,823	$1,989,185	$1,956,022	$1,909,100	$2,006,479	$1,879,765
Interest-earning assets	2,699,968	2,699,402	2,681,059	2,654,638	2,627,012	2,693,499	2,609,999
Total assets	2,751,392	2,740,967	2,724,391	2,688,536	2,664,570	2,738,962	2,650,908
Deposits	2,410,735	2,419,169	2,402,215	2,397,663	2,410,931	2,410,706	2,371,021
Total equity	210,421	195,375	195,860	174,868	179,700	200,588	177,969
Tangible equity (a)	188,597	173,551	174,036	153,044	157,876	178,764	156,145

ASSET QUALITY
Net charge-offs	$79	$306	$182	$171	$356	$566	$771
Non-performing loans (c)	10,545	8,195	7,835	10,411	6,826	10,545	6,826
Non-performing assets (d)	11,134	8,872	8,394	10,737	7,055	11,134	7,055
Allowance for credit losses	21,441	21,031	20,471	22,517	20,252	21,441	20,252
Annualized net charge-offs to average loans	0.02%	0.06%	0.04%	0.03%	0.07%	0.04%	0.05%
Non-performing loans to total loans	0.52%	0.41%	0.39%	0.53%	0.35%	0.52%	0.35%
Non-performing assets to total assets	0.40%	0.32%	0.30%	0.40%	0.26%	0.40%	0.26%
Allowance for credit losses to total loans	1.06%	1.05%	1.02%	1.14%	1.05%	1.06%	1.05%
Allowance for credit losses to non-performing loans	203.33%	256.63%	261.28%	216.28%	296.69%	203.33%	296.69%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Loans and loans held for sale do not reflect the allowance for credit losses.
(c) Non-performing loans include non-accrual loans only.
(d) Non-performing assets include non-performing loans plus other real estate owned and repossessed vehicles.
(e) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Three Months Ended September 30, 2024			Three Months Ended September 30, 2023			Three Months Ended September 30, 2024 vs. 2023
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,453,418	$21,854	5.98%	$1,319,110	$18,672	5.62%	$3,182	$1,953	$1,229
Mortgage loans	273,374	2,713	3.97%	282,578	2,572	3.61%	141	(92)	233
Consumer loans	293,488	4,102	5.56%	307,412	3,843	4.96%	259	(183)	442
Taxable securities	605,631	3,063	2.01%	663,240	3,540	2.12%	(477)	(299)	(178)
Tax-exempt securities	38,537	272	2.81%	40,380	288	2.83%	(16)	(14)	(2)
Interest-earning deposits	35,520	441	4.94%	14,292	187	5.19%	254	263	(9)
Total interest-earning assets	2,699,968	32,445	4.78%	2,627,012	29,102	4.40%	3,343	1,628	1,715

Non interest-earning assets:
Cash and due from banks	25,086			26,272
Other assets	47,571			31,496
Allowance for credit losses (3)	(21,233)			(20,210)
Total assets	$2,751,392			$2,664,570

Interest-bearing liabilities:
Interest-bearing checking	$311,406	$1,445	1.85%	$281,106	$963	1.36%	$482	$111	$371
Savings and money market	864,541	4,607	2.12%	890,109	3,945	1.76%	662	(117)	779
Time deposits	554,605	6,056	4.34%	383,786	3,269	3.38%	2,787	1,701	1,086
Brokered deposits	65,913	897	5.41%	189,628	2,543	5.32%	(1,646)	(1,688)	42
FHLBNY overnight advances	541	7	5.06%	17,879	249	5.53%	(242)	(223)	(19)
FRB advances and other debt	75,305	962	5.08%	3,144	29	3.66%	933	918	15
Total interest-bearing liabilities	1,872,311	13,974	2.97%	1,765,652	10,998	2.47%	2,976	702	2,274

Non interest-bearing liabilities:
Demand deposits	614,270			666,302
Other liabilities	54,390			52,916
Total liabilities	2,540,971			2,484,870
Shareholders' equity	210,421			179,700
Total liabilities and shareholders' equity	$2,751,392			$2,664,570

Fully taxable equivalent net interest income		18,471			18,104		$367	$926	$(559)
Net interest rate spread (1)			1.81%			1.93%
Net interest margin, fully taxable equivalent (2)			2.72%			2.73%
Taxable equivalent adjustment		(83)			(87)
Net interest income		$18,388			$18,017

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.
(3) The Corporation implemented CECL as of January 1, 2023.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Nine Months Ended September 30, 2024			Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2024 vs. 2023
(in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$1,433,224	$63,501	5.92%	$1,289,638	$53,047	5.50%	$10,454	$6,201	$4,253
Mortgage loans	274,834	7,879	3.82%	284,351	7,553	3.55%	326	(253)	579
Consumer loans	298,421	12,114	5.42%	305,776	10,673	4.67%	1,441	(261)	1,702
Taxable securities	619,657	9,877	2.13%	679,330	10,758	2.12%	(881)	(933)	52
Tax-exempt securities	39,453	830	2.81%	40,562	887	2.92%	(57)	(24)	(33)
Interest-earning deposits	27,910	1,014	4.85%	10,342	400	5.17%	614	641	(27)
Total interest-earning assets	2,693,499	95,215	4.72%	2,609,999	83,318	4.27%	11,897	5,371	6,526

Non interest-earning assets:
Cash and due from banks	25,131			25,512
Other assets	41,807			35,547
Allowance for credit losses (3)	(21,475)			(20,150)
Total assets	$2,738,962			$2,650,908

Interest-bearing liabilities:
Interest-bearing checking	$308,318	$4,170	1.81%	$286,220	$1,959	0.92%	$2,211	$164	$2,047
Savings and money market	861,382	13,190	2.05%	899,871	8,645	1.28%	4,545	(389)	4,934
Time deposits	521,997	16,603	4.25%	350,846	8,041	3.06%	8,562	4,764	3,798
Brokered deposits	96,056	3,898	5.42%	153,774	5,932	5.16%	(2,034)	(2,322)	288
FHLBNY overnight advances	15,359	646	5.53%	47,321	1,819	5.14%	(1,173)	(1,304)	131
FRB advances and other debt	59,584	2,222	4.98%	3,212	86	3.58%	2,136	2,089	47
Total interest-bearing liabilities	1,862,696	40,729	2.92%	1,741,244	26,482	2.03%	14,247	3,002	11,245

Non interest-bearing liabilities:
Demand deposits	622,953			680,310
Other liabilities	52,725			51,385
Total liabilities	2,538,374			2,472,939
Shareholders' equity	200,588			177,969
Total liabilities and shareholders' equity	$2,738,962			$2,650,908

Fully taxable equivalent net interest income		54,486			56,836		$(2,350)	$2,369	$(4,719)
Net interest rate spread (1)			1.80%			2.24%
Net interest margin, fully taxable equivalent (2)			2.70%			2.91%
Taxable equivalent adjustment		(248)			(277)
Net interest income		$54,238			$56,559

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.
(3) The Corporation implemented CECL as of January 1, 2023.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non- GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non- GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non- GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax- exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2024	2024	2024	2023	2023	2024	2023
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$18,388	$17,761	$18,089	$17,898	$18,017	$54,238	$56,559
Fully taxable equivalent adjustment	83	81	84	87	87	248	277
Fully taxable equivalent net interest income (non-GAAP)	$18,471	$17,842	$18,173	$17,985	$18,104	$54,486	$56,836

Average interest-earning assets (GAAP)	$2,699,968	$2,699,402	$2,681,059	$2,654,638	$2,627,012	$2,693,499	$2,609,999

Net interest margin - fully taxable equivalent (non-GAAP)	2.72%	2.66%	2.73%	2.69%	2.73%	2.70%	2.91%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2024	2024	2024	2023	2023	2024	2023
EFFICIENCY RATIO
Net interest income (GAAP)	$18,388	$17,761	$18,089	$17,898	$18,017	$54,238	$56,559
Fully taxable equivalent adjustment	83	81	84	87	87	248	277
Fully taxable equivalent net interest income (non-GAAP)	$18,471	$17,842	$18,173	$17,985	$18,104	$54,486	$56,836

Non-interest income (GAAP)	$5,919	$5,598	$5,657	$5,871	$7,808	$17,174	$18,678
Less: net (gains) losses on security transactions	—	—	—	39	—	—	—
Less: recognition of employee retention tax credit	—	—	—	—	(2,370)	—	(2,370)
Adjusted non-interest income (non-GAAP)	$5,919	$5,598	$5,657	$5,910	$5,438	$17,174	$16,308

Non-interest expense (GAAP)	$16,510	$16,219	$16,698	$16,826	$15,668	$49,427	$47,417

Efficiency ratio (unadjusted)	67.92%	69.43%	70.32%	70.79%	60.67%	69.21%	63.02%
Efficiency ratio (adjusted)	67.69%	69.19%	70.07%	70.42%	66.55%	68.97%	64.83%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share and ratio data)	2024	2024	2024	2023	2023	2024	2023
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$220,654	$201,222	$197,128	$195,241	$170,064	$220,654	$170,064
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$198,830	$179,398	$175,304	$173,417	$148,240	$198,830	$148,240

Total assets (GAAP)	$2,774,215	$2,755,813	$2,784,890	$2,710,529	$2,707,834	$2,774,215	$2,707,834
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,752,391	$2,733,989	$2,763,066	$2,688,705	$2,686,010	$2,752,391	$2,686,010

Total equity to total assets at end of period (GAAP)	7.95%	7.30%	7.08%	7.20%	6.28%	7.95%	6.28%
Book value per share (GAAP)	$46.22	$42.17	$41.34	$41.07	$35.90	$46.22	$35.90

Tangible equity to tangible assets at end of period (non-GAAP)	7.22%	6.56%	6.34%	6.45%	5.52%	7.22%	5.52%
Tangible book value per share (non-GAAP)	$41.65	$37.59	$36.77	$36.48	$31.29	$41.65	$31.29

 Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2024	2024	2024	2023	2023	2024	2023
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$210,421	$195,375	$195,860	$174,868	$179,700	$200,588	$177,969
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Average tangible equity (non-GAAP)	$188,597	$173,551	$174,036	$153,044	$157,876	$178,764	$156,145

Return on average equity (GAAP)	10.81%	10.27%	14.48%	8.63%	16.89%	11.82%	15.93%
Return on average tangible equity (non-GAAP)	12.07%	11.56%	16.29%	9.86%	19.22%	13.27%	18.15%

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share and ratio data)	2024	2024	2024	2023	2023	2024	2023
NON-GAAP NET INCOME
Reported net income (GAAP)	$5,720	$4,987	$7,050	$3,802	$7,648	$17,757	$21,198
Net (gains) losses on security transactions (net of tax)	—	—	—	29	—	—	—
Recognition of employee retention tax credit (net of tax)	—	—	—	—	(1,873)	—	(1,873)
Net income (non-GAAP)	$5,720	$4,987	$7,050	$3,831	$5,775	$17,757	$19,325

Average basic and diluted shares outstanding	4,773	4,770	4,764	4,743	4,736	4,769	4,729

Reported basic and diluted earnings per share (GAAP)	$1.19	$1.05	$1.48	$0.80	$1.61	$3.72	$4.48
Reported return on average assets (GAAP)	0.83%	0.73%	1.04%	0.56%	1.14%	0.87%	1.07%
Reported return on average equity (GAAP)	10.81%	10.27%	14.48%	8.63%	16.89%	11.82%	15.93%

Basic and diluted earnings per share (non-GAAP)	$1.19	$1.05	$1.48	$0.81	$1.21	$3.72	$4.08
Return on average assets (non-GAAP)	0.83%	0.73%	1.04%	0.57%	0.86%	0.87%	0.97%
Return on average equity (non-GAAP)	10.81%	10.27%	14.48%	8.69%	12.75%	11.82%	14.52%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714